coxsmith@coxsmith.com

210 554 5500

Exhibit 5.2

June 24, 2011

Clear Channel Communications, Inc.

Capstar TX, LLC

AMFM Texas Licenses, LLC

Citicasters Licenses, Inc.

Clear Channel Identity, Inc.

Clear Channel Management Services, Inc.

c/o Clear Channel Communications, Inc.

200 East Basse Road

San Antonio, Texas 78209

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special Texas counsel to Clear Channel Communications, Inc., a Texas corporation (the “Issuer”), Capstar TX, LLC, a Texas limited liability company, AMFM Texas Licenses, LLC, a Texas limited liability company, Citicasters Licenses, Inc., a Texas corporation, Clear Channel Identity, Inc., a Texas corporation, and Clear Channel Management Services, Inc., a Texas corporation (each, a “Texas Guarantor” and collectively, the “Texas Guarantors”), in connection with (i) the proposed issuance by the Issuer in an exchange offer of $1,750,000,000 aggregate principal amount of 9.0% Priority Guarantee Notes due 2021 (the “Exchange Notes”) and (ii) the Texas Guarantors’ proposed guarantee, along with the other guarantors under the Indenture (as defined below), of the Exchange Notes to be issued by the Issuer, in connection with an exchange offer to be made pursuant to a Registration Statement on Form S-4 (such Registration Statement, as supplemented or amended, is hereinafter referred to as the “Registration Statement”), to be filed with the Securities and Exchange Commission (the “Commission”) on or about June 24, 2011, under the Securities Act of 1933, as amended (the “Securities Act”). The obligations of the Issuer under the Exchange Notes will be guaranteed by the Texas Guarantors (the “Guarantees”), along with other guarantors. The Exchange Notes and the Guarantees are to be issued pursuant to the Indenture, dated as of February 23, 2011, as supplemented by the Supplemental Indenture, dated as of June 14, 2011 (as so supplemented and as may be amended or supplemented from time to time, the “Indenture”), among the Issuer, the guarantors named therein, Wilmington Trust FSB, as Trustee, and Deutsche Bank Trust Company Americas, as collateral agent, paying agent, registrar and transfer agent.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents, corporate records and other instruments (i) the articles of incorporation, certificates of formation, by-laws and company agreements of the Issuer and the Texas Guarantors, as applicable, (ii) written consents of the board of directors of the Issuer with respect to the Exchange Notes, (iii) written consents of the board of directors, board of managers, shareholder or member consents, of each of the Texas Guarantors, as

Clear Channel Communications, Inc., et al.

June 24, 2011

applicable, with respect to the issuance of the Guarantees, (iv) Certificate of Account Status from the Texas Comptroller of Public Accounts (v) Certificate of Fact from the Secretary of State of Texas (the Certificate of Account Status and the Certificate of Fact shall collectively be called the “Good Standing Certificates”) (vi) the Registration Statement and (vii) the Indenture.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Issuer and the Texas Guarantors and the due authorization, execution and delivery of all documents by the parties thereto other than the Issuer and the Texas Guarantors. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Issuer, the Texas Guarantors and others, including without limitation, the Certificate in Support of Legal Opinion dated June 24, 2011 provided by the Issuer and the Texas Guarantors. Our opinion in paragraph 1 below as to the valid existence of the Issuer and the Texas Guarantors is based solely on the Good Standing Certificates.

Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of any law except the laws of the State of Texas and the Texas case law decided thereunder. In addition, and without limiting the generality of the foregoing, we express no opinion as to compliance or non-compliance with: (i) Texas “Blue Sky” laws and regulations, including, without limitation, laws and regulations relating to broker-dealer registration (including any requirement thereunder to obtain any consent, approval, authorization order of, or qualification with, any governmental body or agency); (ii) the rules and regulations of the Financial Industry Regulatory Authority or the New York Stock Exchange (including any requirement thereunder to obtain any consent, approval, authorization order of, or qualification with, any governmental body or agency); (iii) fraudulent transfer and fraudulent conveyance laws and regulations; (iv) tax laws and regulations; (v) laws and regulations of general application to the extent they provide for criminal prosecution (e.g., mail fraud and wire fraud statutes); (vi) the statutes and ordinances, the administrative decisions, and the rules and regulations of counties, towns, municipalities, and special political subdivisions and other local or regional governmental authorities (whether created or enabled through legislative action at the federal, state, or regional level); or (vii) any judicial or administrative decisions to the extent they deal with any of the foregoing. We express no opinion regarding the enforceability of the Exchange Notes, Registration Statement and the Indenture (collectively the “Exchange Documents”) or any of the documents or agreements referenced therein.

Based upon and subject to the assumptions, qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that:

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June 24, 2011

1.	The Issuer and each Texas Guarantor that is a corporation is duly incorporated, existing and in good standing under the laws of the State of Texas. Each Texas Guarantor that is a limited liability company is a limited liability company duly formed, existing and in good standing under the laws of the State of Texas.

2.	The Issuer has the corporate power to enter into and perform its obligations under the Exchange Notes. Each Texas Guarantor has the corporate power or limited liability company power to enter into and perform its obligations under the Guarantee.

3.	The Indenture has been duly authorized, executed and delivered by the Issuer and the Texas Guarantors.

4.	The execution and delivery of the Indenture by the Issuer and each of the Texas Guarantors and the performance by the Issuer and each of the Texas Guarantors of its obligations thereunder (including with respect to the Guarantees) do not and will not conflict with or constitute or result in a breach or default under (or an event which with notice or the passage of time or both would constitute a default under) or result in the creation of a lien or encumbrance under or violation of any of, (i) the articles of incorporation, certificates of formation, bylaws or company agreements or other organizational documents of the Issuer and the Texas Guarantors or (ii) any statute or governmental rule or regulation of the State of Texas or any political subdivision thereof.

5.	To the best of our knowledge, no consent, waiver, approval, authorization or order of any State of Texas court or governmental authority of the State of Texas or any political subdivision thereof is required for (i) the issuance by the Issuer of the Exchange Notes and the performance by the Issuer of its obligations under the Exchange Documents, except such as have been obtained or made and are in full force and in effect and (ii) the issuance by the Texas Guarantors of the Guarantees, except such as may be required under the Securities Act or the Securities Exchange Act of 1934, as amended.

This opinion is limited to the specific issues addressed in paragraphs 1 -5 above, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the State of Texas be changed by legislative action, judicial decision or otherwise.

Where the phrase “to the best of our knowledge” appears in this opinion, it means that we are relying, with your consent, upon such certificates as we have deemed appropriate from the Issuer or the Texas Guarantors, as appropriate, and upon the actual conscious awareness of attorneys of our firm who have given substantive legal attention to matters on behalf of the Issuer and the Texas Guarantors in connection with the transactions covered hereby; however, we have not undertaken any independent investigation (including, without limitation, the review of any court file or indices) to determine the accuracy of any such statement, and no inference that we have any knowledge of any matters pertaining to such statement should be drawn from our representation of the Issuer and the Texas Guarantors.

Clear Channel Communications, Inc., et al.

June 24, 2011

Where statements in this opinion are qualified by the term “material” those statements involve judgments and opinions as to materiality or lack of materiality of any matter to the Issuer’s or a Texas Guarantor’s business, prospects, assets or financial condition which are entirely those of the Issuer’s or the Texas Guarantor’s and their respective officers and directors, after having been advised by us as to the legal effect and consequences of such matters.

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose, except that Kirkland & Ellis LLP may rely upon this opinion to the same extent as if it were an addressee hereof.

We hereby consent to the filing of this opinion with the commission as Exhibit 5.2 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Sincerely, /s/ Cox Smith Matthews Incorporated
Cox Smith Matthews Incorporated

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